Exhibit 99.1

Press Release
September 2, 2005

6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Addresses Hydrogen Gas Supply Issues

FORT WAYNE, INDIANA, September 2, 2005 – Today Steel Dynamics, Inc. (NASDAQ:STLD) announced that it has notified its customers for cold rolled, galvanized and painted sheet products that, until it can make alternative hydrogen gas supply arrangements, it is suspending order entry for these hydrogen gas-dependent, value-added products.

The company was informed by Air Products Corporation (APC), its hydrogen gas supplier, that APC would be unable to meet its immediate supply commitments to SDI due to the temporary outage of its New Orleans’ hydrogen gas production facility in the wake of Hurricane Katrina and the planned two-month shut down of its Sarnia, Ontario plant as a result of feedstock curtailment by Nova Chemicals.

“While we have some on-hand supply and have already arranged for some alterative sources of hydrogen gas, we wanted to inform our customers of the potential problem as soon as possible,” stated Keith Busse, SDI’s President and CEO.

“We plan to adjust our product mix to optimize our existing supply of hydrogen gas, taking into account critical needs”, said Busse. “However, although we hope that there will be only minimal impact, there could be some loss of value-added margin over this period of time.”

Production of hot rolled and hot rolled pickled and oiled coils will not be affected. The company’s Structural and Rail Division, Bar Products Division and New Millennium Building Products subsidiary are also unaffected.

Forward Looking Statements

This press release contains predictive statements about future events. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC’s Web site, www.sec.gov and on the company’s Web site, www.steeldynamics.com.

Contact: Keith Busse, President & CEO, (260) 459-3553 or fax (260) 969-3590